EXHIBIT 99.1

                             JOINT FILER INFORMATION

Name of Joint Filer:

         Long Drive Management Trust

Address of Joint Filer:

         2 World Financial Center
         Building B, 22nd Floor
         New York, New York 10281-1198

Nature of Joint Filer's Interest:

         The Joint Filer is the Investment Adviser to Nomura Special Situations Investment Trust with respect to the securities. The Joint Filer has no pecuniary interest in the securities owned by Nomura Special Situations Investment Trust and therefore does not beneficially own the securities for purposes of Tables I and II of this Form 3.